Exhibit 5.1

Schiff Hardin LLP
233 South Wacker Drive
Suite 6600
Chicago, IL 60606
T 312.258.5500
F 312.258.5600
schiffhardin.com

December 13, 2018	Robert J. Minkus
(312) 258.5584
rminkus@schiffhardin.com

NiSource Inc.

801 East 86th Avenue

Merrillville, Indiana 46410

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to NiSource Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 400,000 shares of the Company’s 5.650% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $1,000 per share (the “Exchange Shares”), pursuant to a registration statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 13, 2018 (the “Registration Statement”). The Exchange Shares will be offered in exchange for the Company’s outstanding 5.650% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $1,000 per share (the “Original Shares”), which were previously issued in an offering exempt from the registration requirements of the Securities Act.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

NiSource Inc.

December 13, 2018

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the Exchange Shares, when issued in exchange for the Original Shares as contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

The foregoing opinions are limited to the Delaware General Corporation Law, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Robert J. Minkus
Robert J. Minkus